Exhibit 99.1

eBAY INC. REPORTS STRONG FIRST QUARTER 2011 RESULTS

SAN JOSE, Calif., April 27, 2011 — Global ecommerce and online payments leader eBay Inc. (Nasdaq: EBAY) today reported that revenue for the first quarter ended March 31, 2011 increased 16% to $2.5 billion, compared to the same period of 2010. The company recorded first quarter net income on a GAAP basis of $475.9 million, or $0.36 per diluted share, and non-GAAP net income of $619.0 million, or $0.47 per diluted share, representing a 12% increase for each compared to the same period of 2010. The first quarter increase in non-GAAP earnings per diluted share was due primarily to solid top line growth and a lower effective tax rate.

“In the first quarter, PayPal continued to drive strong growth globally, eBay sharply accelerated growth in the U.S. and we announced several acquisitions that we believe will enhance our leadership and innovation in commerce and payments. The year is off to a strong start,” said eBay Inc. President and CEO John Donahoe.

The company’s PayPal business delivered strong first quarter performance, expanding its leadership position in global payments. PayPal grew active registered accounts 16% year over year, ending the quarter with 97.7 million and adding approximately one million active accounts per month for the sixth consecutive quarter. PayPal’s net total payment volume grew 28% to $27.4 billion in the first quarter of 2011 compared to the same period of last year, driven primarily by strong 38% year-over-year growth in its Merchant Services business across global markets, increased merchant adoption and greater usage by customers. PayPal continued to deliver solid growth in mobile payments and digital goods, with increased usage of Mobile Express Checkout, PayPal Send Money apps and the newly-launched PayPal for Digital Goods service.

The company’s Marketplaces business continued to deliver improved performance during the first quarter of 2011. Gross merchandise volume excluding vehicles (GMV), increased by 8% year over year to $14.5 billion, reflecting progress against underlying customer metrics focused on trust, value and selection. GMV in the U.S. increased 10% year over year, the second consecutive quarter of acceleration. International GMV increased 8% year over year, driven by continued strength in Europe, partially offset by weakness in Korea. The Marketplaces business continued to drive technology-led innovation in key areas such as mobile, where the company is on track to double eBay’s mobile GMV to $4 billion in 2011. Worldwide, active users increased 5% year over year to 95.9 million, with growth in North America, the U.K., Germany and Australia.

First Quarter 2011 Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2010	2011	Change
GAAP
Net revenue	$2,196	$2,546	$350	16%
Net income	$398	$476	$78	20%
Earnings per diluted share	$0.30	$0.36	$0.06	20%
Non-GAAP
Net income	$554	$619	$65	12%
Earnings per diluted share	$0.42	$0.47	$0.05	12%
Business Units
Payments
Net revenue	$809	$992	$183	23%
Net total payment volume	$21,342	$27,362	$6,020	28%
Merchant Services	$12,533	$17,243	$4,710	38%
On eBay	$8,581	$9,795	$1,214	14%
Bill Me Later	$228	$324	$96	42%
Marketplaces
Net revenue	$1,387	$1,553	$166	12%
Gross merchandise volume (excl. vehicles)	$13,371	$14,496	$1,125	8%
U.S.	$5,130	$5,631	$501	10%
International	$8,241	$8,865	$624	8%

Other Selected Financial Results

•

Operating margin — GAAP operating margin remained flat at 22.2% both for the first quarter of 2011 and for the same period last year. Non-GAAP operating margin decreased to 29.4% for the quarter, compared to 30.6% for the same period last year. The decrease in non-GAAP operating margin was due primarily to business mix with stronger growth in our lower margin businesses, primarily PayPal, and the inclusion of our recently completed acquisitions of Brands4Friends, Milo.com and Critical Path Software.

•

Taxes — The GAAP effective tax rate for the first quarter of 2011 was 16%, compared to 20% for the first quarter of 2010. For the first quarter of 2011, the non-GAAP effective tax rate was 19%, compared to 22% for the first quarter of 2010.

•	Cash flow — The company generated $699.6 million of operating cash flow and $551.0 million of free cash flow during the first quarter.

•	Stock repurchase program — The company repurchased approximately $356.2 million of its common stock in the first quarter.

•

Cash and cash equivalents and non-equity investments — The company’s cash and cash equivalents and non-equity investments portfolio totaled $8.1 billion at March 31, 2011, compared to $7.8 billion at December 31, 2010.

Business Outlook

•

Second quarter 2011 — eBay expects net revenues in the range of $2.550 to $2.650 billion with GAAP earnings per diluted share in the range of $0.36 to $0.37 and non-GAAP earnings per diluted share in the range of $0.45 to $0.46.

•

Full year 2011 — eBay now expects net revenues in the range of $10.600 to $10.900 billion with GAAP earnings per diluted share in the range of $1.53 to $1.58 and non-GAAP earnings per diluted share in the range of $1.93 to $1.97.

Quarterly Conference Call

eBay will host a conference call to discuss first quarter 2011 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations web site at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) connects millions of buyers and sellers globally on a daily basis through eBay, the world’s largest online marketplace, and PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income,” “Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2011 and the future growth in the Payments and Marketplaces businesses. The company’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the after effects of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and grow its open platform initiative and as new laws and regulations related to financial services companies come into effect; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Cosmin Pitigoi	408-376-7493
Media Relations Contact:	John Pluhowski	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations Web site:	http://investor.ebayinc.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet

	December 31, 2010	March 31, 2011
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$5,577,411	$5,464,582
Short-term investments	1,045,403	1,300,026
Accounts receivable, net	454,366	447,810
Loans and interest receivable, net	956,189	952,615
Funds receivable and customer accounts	2,550,731	2,746,079
Other current assets	481,238	603,716

Total current assets	11,065,338	11,514,828
Long-term investments	2,492,012	2,715,363
Property and equipment, net	1,523,333	1,547,943
Goodwill	6,193,163	6,445,103
Intangible assets, net	540,711	582,372
Other assets	189,205	199,251

Total assets	$22,003,762	$23,004,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$184,963	$152,023
Short-term debt	300,000	300,000
Funds payable and amounts due to customers	2,550,731	2,746,079
Accrued expenses and other current liabilities	1,343,888	1,424,343
Deferred revenue	96,464	101,689
Income taxes payable	40,468	39,415

Total current liabilities	4,516,514	4,763,549
Deferred and other tax liabilities, net	645,457	752,597
Long-term debt	1,494,227	1,494,482
Other liabilities	45,385	49,819

Total liabilities	6,701,583	7,060,447

Total stockholders’ equity	15,302,179	15,944,413

Total liabilities and stockholders' equity	$22,003,762	$23,004,860

eBay Inc.

Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2010	2011
	(In thousands, except per share amounts)
Net revenues (2)	$2,196,057	$2,545,609
Cost of net revenues (1)	606,555	728,978

Gross profit	1,589,502	1,816,631

Operating expenses:
Sales and marketing (1)	446,161	532,679
Product development (1)	210,139	274,782
General and administrative (1)	276,743	293,478
Provision for transaction and loan losses	106,029	107,091
Amortization of acquired intangible assets	53,252	44,096
Restructuring	8,569	(149)

Total operating expenses	1,100,893	1,251,977

Income from operations (2)	488,609	564,654
Interest and other income (expense), net	6,046	3,692

Income before income taxes	494,655	568,346
Provision for income taxes	(97,002)	(92,481)

Net income	$397,653	$475,865

Net income per share:
Basic	$0.31	$0.37

Diluted	$0.30	$0.36

Weighted average shares:
Basic	1,301,248	1,297,278

Diluted	1,326,021	1,320,151

(1) Includes stock-based compensation as follows:
Cost of net revenues	$13,034	$14,094
Sales and marketing	28,491	34,622
Product development	27,164	31,485
General and administrative	33,380	38,656

	$102,069	$118,857

(2)	For the three-month period ended March 31, 2011, foreign currency movements relative to the U.S. dollar, including the impact of revenue hedging activities, positively impacted net revenues by approximately $12.5 million and negatively impacted operating income by approximately $3.5 million compared to the same period of the prior year.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2010	2011
	(In thousands)
Cash flows from operating activities:
Net income	$397,653	$475,865
Adjustments:
Provision for transaction and loan losses	106,029	107,091
Depreciation and amortization	188,022	193,089
Stock-based compensation	102,069	118,857
Changes in assets and liabilities, net of acquisition effects	(375,511)	(195,292)

Net cash provided by operating activities	418,262	699,610

Cash flows from investing activities:
Purchases of property and equipment, net	(152,256)	(148,568)
Changes in principal loans receivable, net	15,650	(3,816)
Purchases of investments	(944,393)	(484,951)
Maturities and sales of investments	259,446	230,358
Acquisitions, net of cash acquired	—	(190,537)
Repayment of Skype note receivable	125,000	—
Other	(4,416)	941

Net cash used in investing activities	(700,969)	(596,573)

Cash flows from financing activities:
Proceeds from issuance of common stock	42,117	72,742
Purchases of common stock	—	(356,543)
Excess tax benefits from stock-based compensation	20,993	53,905
Tax withholdings related to net share settlements of restricted stock awards and units	(70,500)	(108,696)
Funds receivable and customer accounts	(157,215)	(195,348)
Funds payable and amounts due to customers	157,215	195,348

Net cash used in financing activities	(7,390)	(338,592)

Effect of exchange rate changes on cash and cash equivalents	(116,718)	122,726

Net decrease in cash and cash equivalents	(406,815)	(112,829)
Cash and cash equivalents at beginning of period	3,999,818	5,577,411

Cash and cash equivalents at end of period	$3,593,003	$5,464,582

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
	(In thousands, except percentages)
Net transaction revenues

Marketplaces	$1,172,939	$1,182,513	$1,185,562	$1,259,179	$1,284,755
Current quarter vs prior quarter	(4%)	1%	0%	6%	2%
Current quarter vs prior year quarter	13%	12%	3%	3%	10%
Percent of Marketplaces revenue from international	58%	56%	54%	57%	56%

Payments	766,572	770,755	797,826	926,161	942,709
Current quarter vs prior quarter	1%	1%	4%	16%	2%
Current quarter vs prior year quarter	27%	22%	23%	22%	23%
Percent of Payments revenue from international	47%	48%	49%	51%	50%

Total net transaction revenues	1,939,511	1,953,268	1,983,388	2,185,340	2,227,464
Current quarter vs prior quarter	(7%)	1%	2%	10%	2%
Current quarter vs prior year quarter	9%	6%	1%	5%	15%

Marketing services and other revenues

Marketplaces	213,856	215,821	225,761	264,996	268,507
Current quarter vs prior quarter	(12%)	1%	5%	17%	1%
Current quarter vs prior year quarter	12%	7%	6%	9%	26%
Percent of Marketplaces revenue from international	71%	70%	69%	69%	74%

Payments	42,690	46,290	40,339	45,014	49,638
Current quarter vs prior quarter	11%	8%	(13%)	12%	10%
Current quarter vs prior year quarter	12%	18%	4%	17%	16%
Percent of Payments revenue from international	7%	6%	10%	10%	9%

Total marketing services and other revenues	256,546	262,111	266,100	310,010	318,145
Current quarter vs prior quarter	(12%)	2%	2%	17%	3%
Current quarter vs prior year quarter	7%	3%	1%	7%	24%

Total net revenues	$2,196,057	$2,215,379	$2,249,488	$2,495,350	$2,545,609

Current quarter vs prior quarter	(7%)	1%	2%	11%	2%
Current quarter vs prior year quarter	9%	6%	1%	5%	16%

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Segment

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
	(In thousands, except percentages)
Marketplaces	$1,386,795	$1,398,334	$1,411,323	$1,524,175	$1,553,262
Current quarter vs prior quarter	(5%)	1%	1%	8%	2%
Current quarter vs prior year quarter	13%	11%	3%	4%	12%
Percent of Marketplaces revenue from international	60%	58%	57%	59%	60%

Payments	809,262	817,045	838,165	971,175	992,347
Current quarter vs prior quarter	2%	1%	3%	16%	2%
Current quarter vs prior year quarter	26%	22%	22%	22%	23%
Percent of Payments revenue from international	45%	46%	47%	49%	48%

Total net revenues	$2,196,057	$2,215,379	$2,249,488	$2,495,350	$2,545,609

Current quarter vs prior quarter	(7%)	1%	2%	11%	2%
Current quarter vs prior year quarter	9%	6%	1%	5%	16%

Net Revenues by Geography (1)

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
	(In thousands, except percentages)
U.S. net revenues	$1,004,211	$1,032,104	$1,058,258	$1,119,642	$1,141,051
Current quarter vs prior quarter	(4%)	3%	3%	6%	2%
Current quarter vs prior year quarter	4%	8%	4%	7%	14%
Percent of total	46%	47%	47%	45%	45%

International net revenues	1,191,846	1,183,275	1,191,230	1,375,708	1,404,558
Current quarter vs prior quarter	(10%)	(1%)	1%	15%	2%
Current quarter vs prior year quarter	13%	4%	(3%)	4%	18%
Percent of total	54%	53%	53%	55%	55%

Total net revenues	$2,196,057	$2,215,379	$2,249,488	$2,495,350	$2,545,609

Current quarter vs prior quarter	(7%)	1%	2%	11%	2%
Current quarter vs prior year quarter	9%	6%	1%	5%	16%

(1)	Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.

Unaudited Payments Supplemental Operating Data

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
	(In millions, except percentages)
Active registered accounts (1)	84.3	87.2	90.5	94.4	97.7
Current quarter vs prior quarter	4%	3%	4%	4%	3%
Current quarter vs prior year quarter	15%	16%	16%	17%	16%

Net number of payments (2)	336.0	335.0	357.0	421.1	424.6
Current quarter vs prior quarter	2%	0%	7%	18%	1%
Current quarter vs prior year quarter	32%	29%	31%	28%	26%

Net total payment volume (3)	$21,342	$21,382	$22,365	$26,866	$27,362
Current quarter vs prior quarter	0%	0%	5%	20%	2%
Current quarter vs prior year quarter	35%	28%	26%	26%	28%

Merchant Services net total payment volume as % of net total payment volume	59%	61%	62%	62%	63%
Bill Me Later net total payment volume as % of net total payment volume	1%	1%	1%	2%	1%

Transaction rates (4)
Transaction revenue rate	3.59%	3.60%	3.57%	3.45%	3.45%
Transaction processing expense rate	1.13%	1.17%	1.18%	1.10%	1.10%
Transaction loss rate	0.18%	0.17%	0.17%	0.15%	0.17%

Loan portfolio rates
Risk adjusted margin (5)	11.53%	12.82%	11.51%	14.43%	14.74%
Net charge-off rate (6)	9.49%	8.56%	7.28%	6.07%	4.86%
90-day delinquency rate (7)	3.84%	3.31%	3.10%	2.37%	2.16%

(1)	All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.
(2)	Number of payments, net of payment reversals, successfully completed through PayPal’s payments network and on Bill Me Later accounts during the quarter, excluding PayPal’s payments gateway business.
(3)	Total dollar volume of payments, net of payment reversals, successfully completed through PayPal’s payments network and on Bill Me Later accounts during the quarter, excluding PayPal’s payments gateway business.
(4)	Transaction rates represent the ratio of Payments net transaction revenues (including PayPal’s payments gateway business and Bill Me Later), Payments third-party processing expenses, and Payments fraud, credit and protection program losses relative to net total payment volume (including Bill Me Later).
(5)	The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses relative to average loans receivable for the quarter.
(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.
(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed three or more consecutive payments relative to total ending loan receivables.

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
	(In millions, except percentages)
Active Users (1)	91.3 *	91.8	93.2	94.5	95.9
Current quarter vs prior quarter	1%	1%	1%	1%	1%
Current quarter vs prior year quarter	3%	4%	4%	5%	5%

Gross Merchandise Volume (excluding vehicles) (2)	$13,371	$12,531	$12,591	$15,039	$14,496
Current quarter vs prior quarter	(6%)	(6%)	0%	19%	(4%)
Current quarter vs prior year quarter	24%	13%	3%	6%	8%

Vehicles Gross Merchandise Volume (3)	$2,021	$2,189	$2,157	$1,920	$2,050
Current quarter vs prior quarter	(4%)	8%	(1%)	(11%)	7%
Current quarter vs prior year quarter	(3%)	(5%)	(10%)	(8%)	1%

Fixed Price Trading (4) as % of total gross merchandise volume	57%	59%	60%	62%	61%

*	Number was restated due to a calculation error.

eBay’s classifieds websites (including Rent.com) and Shopping.com are not included in these metrics.

(1)	All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and eBay Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.
(2)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.
(3)	Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.
(4)	Primarily, total gross merchandise volume related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms relative to total gross merchandise volume during the quarter.

eBay Inc.

Business Outlook

(In Millions, Except Per Share Amounts)

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov.

Guidance

Three Months Ending June 30, 2011
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Revenues	$2,550 - $2,650	$2,550 - $2,650
Diluted EPS	$0.36 - $0.37	$0.45 - $0.46

Twelve Months Ending December 31, 2011
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Revenues	$10,600 - $10,900	$10,600 - $10,900
Diluted EPS	$1.53 - $1.58	$1.93 - $1.97

(a)	Estimated non-GAAP amounts above for the three months ending June 30, 2011, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $55-$65 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $110-$130 million, and gain from the acquisition of a business of approximately $17 million.
(b)	Estimated non-GAAP amounts above for the twelve months ending December 31, 2011, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $215-$255 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $460-$510 million, and gain from the acquisition of a business of approximately $17 million.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on pages 11, 13 and 14 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. eBay also excludes its proportionate share of Skype’s stock-based compensation expense.

Employer payroll taxes on stock-based compensation. This amount is dependent on eBay’s stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses from the disposal/acquisition of a business. eBay incurs amortization or impairments of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the disposal/acquisition of a business and therefore excludes these amounts from its non-GAAP measures. eBay also excludes its proportionate share of Skype’s amortization of acquired intangibles expense. eBay also settled a legal exposure in conjunction with the disposal of a business and excludes this settlement payment. In addition, eBay’s results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes these items because management does not believe they have any direct correlation to the current operating results of eBay’s business.

Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because management does not believe they are reflective of ongoing operating results.

Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	March 31, 2010	March 31, 2011
	(In thousands, except percentages)
GAAP operating income	$488,609	$564,654
Stock-based compensation expense	102,069	118,857
Employer payroll taxes on stock-based compensation	8,539	13,062
Amortization of acquired intangible assets within cost of net revenues	11,814	8,503
Amortization of acquired intangible assets within operating expenses	53,252	44,096
Restructuring	8,569	(149)

Non-GAAP operating income	$672,852	$749,023

Non-GAAP operating margin	30.6%	29.4%

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended
	March 31, 2010	March 31, 2011
	(In thousands, except per share amounts)
GAAP net income	$397,653	$475,865
Stock-based compensation expense	102,069	118,857
Employer payroll taxes on stock-based compensation	8,539	13,062
Amortization of acquired intangible assets within cost of net revenues	11,814	8,503
Amortization of acquired intangible assets within operating expenses	53,252	44,096
Restructuring	8,569	(149)
Charges associated with the sale of Skype	28,048	—
Amortization of intangibles and stock-based compensation for Skype	4,269	9,208
Income taxes associated with certain non-GAAP entries	(60,034)	(50,423)

Non-GAAP net income	$554,179	$619,019

Diluted net income per share:
GAAP	$0.30	$0.36

Non-GAAP	$0.42	$0.47

Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,326,021	1,320,151

eBay Inc.

Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended
	March 31, 2010	March 31, 2011
	(In thousands, except percentages)
GAAP provision for income taxes (a)	$97,002	$92,481
Income taxes associated with certain non-GAAP entries	60,034	50,423

Non-GAAP provision for income taxes (b)	$157,036	$142,904

GAAP income before income taxes (c)	$494,655	$568,346
Stock-based compensation expense	102,069	118,857
Employer payroll taxes on stock-based compensation	8,539	13,062
Amortization of acquired intangible assets within cost of net revenues	11,814	8,503
Amortization of acquired intangible assets within operating expenses	53,252	44,096
Restructuring	8,569	(149)
Charges associated with the sale of Skype	28,048	—
Amortization of intangibles and stock-based compensation for Skype	4,269	9,208

Non-GAAP income before income taxes (d)	$711,215	$761,923

GAAP effective tax rate (a/c)	20%	16%

Non-GAAP effective tax rate (b/d)	22%	19%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	March 31, 2010	March 31, 2011
	(In thousands)
Net cash provided by operating activities	$418,262	$699,610
Less: Purchases of property and equipment, net	(152,256)	(148,568)

Free cash flow	$266,006	$551,042